NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 17, 2020, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 06, 2020 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Jernigan Capital, Inc. and NexPoint Advisors, L.P. became effective before market open on November 6,2020. Each Company Series B Preferred Share issued and outstanding immediately prior to the company merger effetive time will be automatically converted into the right to recieve the liquidation preference provided for in the articles supplementary of the Company, consisting of $25.00 per share plus accrued and unpaid dividends, without interest, subject to any applicaple withholding tax. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 06, 2020.